CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Qualification Amendment #2 to the Offering Circular on Form 1-A (File No. 024-12367) of our audit report dated April 30, 2025, with respect to the balance sheets of C3 Bullion, Inc. as of December 31, 2024 and 2023, and the related statements of operations, stockholders’ equity (deficit), and cash flows, for each of the periods ended December 31, 2024 and 2023.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

May 2, 2025